Exhibit 99.1

LAZARD APPOINTS PETER R. ORSZAG AS CEO AND
KENNETH M. JACOBS AS EXECUTIVE CHAIRMAN
Leadership changes to take effect on October 1, 2023

NEW YORK, May 26, 2023 – Lazard Ltd (NYSE: LAZ) today announced that Peter R. Orszag, currently CEO of Financial Advisory at Lazard, has been unanimously elected by its Board to serve as CEO of Lazard and as a Board Director. Kenneth M. Jacobs, Chairman and CEO of Lazard, will serve as Executive Chairman of the Board and will continue to advise clients on strategic financial matters. These changes will take effect October 1, 2023.

“Peter is the optimal choice as the next CEO of Lazard,” said Richard D. Parsons, Lead Independent Director of Lazard. “Over his career spanning both banking and government, Peter has proven to be a strategic, visionary and decisive leader, with deep relationships across the industry and the ability to effectively lead Lazard through evolving global markets and complex geopolitical dynamics.”

“We are tremendously grateful for Ken’s leadership and contributions to Lazard as Chairman and CEO and we look forward to continuing to benefit from Ken’s deep client relationships in his role as Executive Chairman,” said Mr. Parsons. “He is one of the world’s premier bankers, and, for more than three decades, and throughout his tenure leading the firm, Ken has advised many of Lazard’s most important clients with a commitment to understanding their needs and delivering optimal results.”

“I am honored, humbled, and excited to become the next CEO of Lazard,” said Mr. Orszag. “I want to thank our Board of Directors and Ken for entrusting me with this role.  Put simply, it is a privilege to work with such exceptionally talented colleagues across the firm. I look forward to serving and supporting them, our clients, and our shareholders. Along with Evan Russo, our CEO of Asset Management, and the rest of our firm, we have a strong team to build on the firm’s successful foundation for the future.”

“It has been the highlight of my professional career to lead Lazard for the past 14 years and an honor to have worked with such a talented and dedicated global team during my tenure. I look forward to continuing to work alongside the Board, Peter, Evan and the leadership team, as well as with Lazard colleagues on client business around the world,” said Mr. Jacobs. “Our 175-year legacy speaks to our best-in-class people and our commitment to excellence in all that we do. I believe strongly that Peter is the right choice as CEO for Lazard’s next chapter in its storied history.”

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About Peter R. Orszag

Peter R. Orszag has served as CEO of Financial Advisory at Lazard Freres & Co LLC since 2019, leading the firm’s advisory businesses that serve companies and governments across the globe. Mr. Orszag previously served as the firm’s Head of North America Mergers & Acquisitions and Global Co-Head of Healthcare. He joined Lazard as a Managing Director and Vice Chairman of Investment Banking in 2016. Prior to that, he served as the Director of the Office of Management and Budget in the Obama Administration, and before that as the Director of the Congressional Budget Office. Mr. Orszag graduated summa cum laude in economics from Princeton University and obtained a Ph.D. in economics from the London School of Economics, which he attended as a Marshall Scholar.

About Kenneth M. Jacobs

Kenneth M. Jacobs has served as Chairman and Chief Executive Officer of Lazard since November 2009. Previously, he was a Deputy Chairman of the firm and Chief Executive Officer of Lazard North America since 2002. He initially joined Lazard in 1988.  He serves on the Board of Trustees of the Brookings Institution and of the University of Chicago and is a Director of the Partnership for New York City. He is also a member of the Council on Foreign Relations. In 2017, he was inducted into the French Legion of Honor. Mr. Jacobs earned a BA in economics at The University of Chicago and an MBA from the Stanford University Graduate School of Business.

About Lazard

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 43 cities across 26 countries in North and South America, Europe, Asia and Australia. Celebrating its 175th year, the firm provides advice on mergers and acquisitions, capital markets and other strategic matters, restructuring and capital solutions, and asset management services to corporations, partnerships, institutions, governments and individuals. For more information on Lazard, please visit www.lazard.com. Follow Lazard at @Lazard.

LAZ-EPE

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Media Contact:	Investor Contact:

Judi Frost Mackey, + 1 212 632 1428	Alexandra Deignan, +1 212 632 6886
judi.mackey@lazard.com	alexandra.deignan@lazard.com